Exhibit 99.1

Contacts:

Investor Relations	Public Relations
Rachael Scherer	Bob Hanvik
763-505-2694	763-505-2635

Yvan Deurbroeck
(+41 21) 802-7574

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC ANNOUNCES THIRD-QUARTER REVENUE AND NET EARNINGS
INCREASES OF 15 PERCENT AND 17 PERCENT, RESPECTIVELY

 Excluding Special Charges, Net Earnings and Earnings Per Share

Were Both Up 15 Percent

MINNEAPOLIS, Feb. 16, 2005 – Medtronic, Inc. (NYSE: MDT) today announced that third-quarter revenues increased 15 percent to $2.531 billion over the $2.194 billion of the comparable period one year ago.  Reflecting the weaker dollar, foreign currency translation had a positive impact on quarterly revenue of $59.3 million compared to the third fiscal quarter of last year.  During the third quarter of fiscal year 2005, the company recorded a $24.3 million charge related to a legal judgment, and during the third quarter of fiscal year 2004, the company recorded a required $22.0 million in-process research and development charge related to an acquisition.  Excluding charges taken in the third quarter of the current and prior year, net earnings and diluted earnings per share grew 15 percent to $559.7 million and $0.46 per diluted share.  Actual as-reported quarterly net earnings were $544.1 million, or $0.45 per diluted share, an increase of 17 percent and 18 percent, respectively, over the $463.9 million in net earnings and $0.38 per diluted share recorded in the third quarter one year ago.

“Medtronic’s two largest product lines, implantable cardioverter-defibrillators (ICDs) and spinal products, led the company’s solid financial performance once again this quarter.  In addition, every major line of business saw revenue increase sequentially and year-over-year,” said Art Collins, chairman and chief executive officer of Medtronic.  “New product introductions, combined with recently expanded indications and reimbursement coverage for ICD therapy, bode well for continued strong performance.”

Cardiac Rhythm Management Business

Cardiac Rhythm Management reported $1.150 billion in quarterly revenues, representing growth of 15 percent over the same period last year. Medtronic’s largest product line, ICDs, led growth, with revenues increasing 26 percent this quarter over the same period last year. Pacing revenues increased 2 percent, and Medtronic Emergency Response Systems revenues increased 16 percent. Cardiac Rhythm Management highlights in the quarter included:

•                  Results of the landmark SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) study were published in The New England Journal of Medicine.  The trial found that ICDs reduced death by 23 percent in people with moderate to severe heart failure and poor heart pumping function, compared to those who did not receive a defibrillator.  Subsequent to this publication, the Centers for Medicare and Medicaid Services (CMS) expanded coverage of ICDs to include this group of heart failure patients.

•                  The U.S. Food and Drug Administration (FDA) approved the InSync™ Sentry cardiac resynchronization therapy defibrillator (CRT-D) system, the first implantable system that can automatically monitor fluid status in the thoracic cavity.

•                  More than 85 new cardiology clinics signed up to offer the Internet-based Medtronic CareLink® Network to their patients, bringing the total number of clinics to 430, and patients being monitored to approximately 25,000.

•                  The IMPROVE HF registry, which is designed to help physicians evaluate the quality of care provided to heart failure patients, was launched.

Key developments that are expected to occur during the fourth quarter of the fiscal year include the full U.S. market launch of the InSync Sentry system, the European launches of the EnRhythm™ pacemaker (dual-chamber) and EnTrust™ implantable cardioverter-defibrillator (single- and dual-chamber versions), and the presentation of CARE-HF and COMPASS-HF clinical trial results during the 2005 American College of Cardiology (ACC) meeting.

Vascular Business

Vascular revenues of $221.5 million resulted in a 5-percent increase over the same quarter one year ago. Revenues reflect the strength of Medtronic’s overall product portfolio, with the Driver™ Coronary Stent System maintaining a leading position in Europe and Japan, and Medtronic’s ancillary coronary products — balloons, guiding catheters and guidewires — recording a 33-percent revenue increase over the year-ago period. Third-quarter Vascular highlights included:

•                  Medtronic completed its acquisition of Angiolink Corporation, a privately held company that provides innovative wound closure solutions for vascular procedures.

•                  The FDA approved the Xcelerant Delivery System for use with the AneuRx® AAA Stent Graft System.

•                  The U.S. Preventative Task Force recommended that Medicare reimburse certain patients for screening for abdominal aortic aneurysms.

Looking forward, the company continues to prepare for CE Mark approval and European commercialization of the Endeavor™ Drug Eluting Coronary Stent system.  In addition, ENDEAVOR II clinical data will be presented in a Late-Breaking Clinical Trial session during ACC at 5:15 p.m. EST on March 6, 2005. Patient enrollment in the ENDEAVOR IV trial is expected to commence within the next several weeks.

Cardiac Surgery Business

Cardiac Surgery achieved quarterly revenues of $163.8 million, an increase of 9 percent over the same period last year, led by strong performance of tissue heart valves. Heart Valve revenues increased 15 percent, while Perfusion Systems revenues increased 8 percent, and Cardiac Surgery Technologies (CST) revenues remained steady. Quarterly highlights included:

•                  Patient enrollment began in the CAFÉ (Cardioblate® Atrial Fibrillation) trial, which is designed to evaluate the safety and efficacy of a procedure in which a heart surgeon uses the Medtronic Cardioblate® BP Surgical Ablation System to treat atrial fibrillation.

•                  The Mosaic® Ultra™ was launched to worldwide markets, as was the U-CLIP® Anastomotic Device, which was acquired by Medtronic from Coalescent Surgical.  The SPYDER™ Proximal Anastomotic Device, which also was acquired from Coalescent, was launched in select markets.

Later this calendar year, Medtronic expects to launch the next-generation Cardioblate BP Surgical Ablation System.

Neurological and Diabetes Businesses

Neurological and Diabetes posted quarterly revenues of $460.1 million, a 16-percent increase over the same quarter one year ago. Neurological growth of 15 percent was led by 30-percent growth for Activa® Therapy. Gastroenterology/Urology revenues increased 18 percent, while Neurologic Technologies revenues increased 15 percent over the comparable year-ago period. Diabetes growth of 19 percent was led by sales of disposable products, which reflects the growing installed base of insulin pumps. Quarterly highlights included:

•                  The Paradigm® 515/715 insulin pump systems were launched in the United States; these systems also provide patients with access to the web-based Medtronic CareLink® Therapy Management System for Diabetes.  The launches of Paradigm 512/712 insulin pumps led to significant growth in Europe.

•                  New payment codes were approved by CMS for programming devices used to deliver Activa Therapy for various movement disorders.

•                  The FDA approved the use of the non-opioid PRIALT® delivered by Synchromed® EL and Synchromed II infusion systems to treat chronic pain; this is the first new compound approved for use with a Medtronic infusion system in more than a decade.

•                  The New England Journal of Medicine published results of a prospective, controlled trial of deep brain stimulation for dystonia, which concluded that the therapy is safe and effective in decreasing disability and improving function.

Subsequent to the quarter’s close, Medtronic announced that it is collaborating with Alnylam Pharmaceuticals, Inc., to develop novel drug-device combinations that can deliver RNA interference therapeutics to specific areas of the brain.  Looking forward,

Medtronic expects to launch its RESTORE™ rechargeable neurostimulator in the United States in the spring.

Spinal/ENT and Surgical Navigation Businesses

Spinal/Ear, Nose and Throat (ENT) and Surgical Navigation reported revenues of $535.6 million for the quarter, representing a 23-percent increase over the same period in the prior year. Spinal revenues increased 24 percent, ENT revenues grew 14 percent, and Surgical Navigation revenues increased 52 percent. Quarterly highlights included:

•                  The CATALYST™ Anterior Instrument Set, designed to enable surgeons to more accurately place spinal implants using an anterior surgical approach, and the CAPSTONE™ Vertebral Body Spacer product line were commercially released in the United States.

•                  Full product launches took place in dynamic stabilization markets outside the United States, led by the DIAM™ Spinal Stabilization System, PRESTIGE™ Cervical Disc System, BRYAN® Cervical Disc System and MAVERICK™ Lumbar Artificial Disc. Clinical trials for the three artificial discs remain on course in the United States.

•                  Medtronic announced a licensing agreement with Purdue University that grants the company exclusive rights to patented technology that utilizes polyethylene glycol to treat acute spinal cord injuries.

•                  The XPS® Power Microdebrider System to facilitate sinus surgery and the VISAO™ Neurototology Drill System were launched in the United States.

•                  The StealthNavigator™ was introduced in the United States, providing a complete service package for computer-assisted surgery.

In the fourth quarter, the CD HORIZON® LEGACY™ 6.35, the newest addition to the company’s CD HORIZON Spinal System, is also expected to be introduced.   The Spinal business also should continue to benefit from the full launches of many products introduced earlier in fiscal 2005, including additions to its Minimal Access Spinal Technologies (MAST™) product line.

Webcast Information

Medtronic will host a webcast today, Feb. 16 at 4:30 p.m. EST (3:30 p.m. CST), to provide more information about its businesses for the public, analysts and news media. This quarterly webcast can be accessed by clicking on the Investor Relations link on the Medtronic home page at www.medtronic.com, and this earnings release will be archived at www.medtronic.com/newsroom. Within 24 hours, a replay of the webcast and a transcript of the company’s prepared remarks will be available in the “Presentations & Transcripts” section of the Investor Relations homepage.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

– O –

This press release contains forward-looking statements, including statements regarding product launches, that are subject to risks and uncertainties, such as government regulation and others described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004. Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 28, 2005	April 30, 2004
	(in millions of dollars, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,185.5	$1,593.7
Short-term investments	744.3	333.8
Accounts receivable, less allowances of $168.9 and $145.3, respectively	2,202.9	1,994.3
Inventories	1,014.5	877.7
Deferred tax assets, net	191.3	197.4
Prepaid expenses and other current assets	389.7	315.8
Total current assets	6,728.2	5,312.7

Property, plant and equipment	3,527.0	3,204.3
Accumulated depreciation	(1,722.4)	(1,496.0)
Net property, plant and equipment	1,804.6	1,708.3

Goodwill	4,277.8	4,236.9
Other intangible assets, net	1,042.6	999.3
Long-term investments	1,466.9	1,456.3
Other assets	375.3	397.3

Total assets	$15,695.4	$14,110.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$413.7	$2,358.2
Accounts payable	344.8	346.2
Accrued compensation	454.5	459.8
Accrued income taxes	865.5	637.6
Other accrued expenses	577.4	438.8
Total current liabilities	2,655.9	4,240.6

Long-term debt	1,974.9	1.1
Deferred tax liabilities, net	442.0	408.2
Long-term accrued compensation	164.3	123.7
Other long-term liabilities	226.2	260.2
Total liabilities	5,463.3	5,033.8

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	120.7	120.9
Retained earnings	9,974.7	8,890.9
Accumulated other non-owner changes in equity	138.9	72.0
	10,234.3	9,083.8
Receivable from employee stock ownership plan	(2.2)	(6.8)

Total shareholders’ equity	10,232.1	9,077.0

Total liabilities and shareholders’ equity	$15,695.4	$14,110.8

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended January 28, 2005			Three months ended January 23, 2004
	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported

Net sales	$2,530.7	$—	$2,530.7	$2,193.8	$—	$2,193.8

Costs and expenses:
Cost of products sold	605.6	—	605.6	538.4	—	538.4
Research and development expense	241.0	—	241.0	207.1	—	207.1
Selling, general, and administrative expense	814.2	—	814.2	679.3	—	679.3
Special charges	—	24.3	24.3	—	—	—
Purchased in-process research and development (IPR&D)	—	—	—	—	22.0	22.0
Other expense	94.6	—	94.6	92.8	—	92.8
Interest income	(13.0)	—	(13.0)	(3.6)	—	(3.6)
Total costs and expenses	1,742.4	24.3	1,766.7	1,514.0	22.0	1,536.0

Earnings (loss) before income taxes	788.3	(24.3)	764.0	679.8	(22.0)	657.8

Provision for income taxes	228.6	(8.7)	219.9	193.9	—	193.9

Net earnings (loss)	$559.7	$(15.6)	$544.1	$485.9	$(22.0)	$463.9

Earnings (loss) per share:
Basic	$0.46	$(0.01)	$0.45	$0.40	$(0.02)	$0.38
Diluted	$0.46	$(0.01)	$0.45	$0.40	$(0.02)	$0.38

Weighted average shares outstanding:
Basic	1,208.2		1,208.2	1,211.8		1,211.8
Diluted	1,219.1		1,219.1	1,223.1		1,223.1

(1) - Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

	Nine months ended January 28, 2005			Nine months ended January 23, 2004
	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	U.S. GAAP As Reported

Net sales	$7,276.6	$—	$7,276.6	$6,421.8	$—	$6,421.8

Costs and expenses:
Cost of products sold	1,740.7	—	1,740.7	1,588.4	—	1,588.4
Research and development expense	703.4	—	703.4	607.4	—	607.4
Selling, general, and administrative expense	2,355.9	—	2,355.9	1,996.5	—	1,996.5
Special charges	—	24.3	24.3	—	(4.8)	(4.8)
Purchased in-process research and development (IPR&D)	—	—	—	—	23.9	23.9
Other expense	212.1	—	212.1	228.8	—	228.8
Interest income	(24.4)	—	(24.4)	(1.1)	—	(1.1)
Total costs and expenses	4,987.7	24.3	5,012.0	4,420.0	19.1	4,439.1

Earnings (loss) before income taxes	2,288.9	(24.3)	2,264.6	2,001.8	(19.1)	1,982.7

Provision for income taxes	663.8	(8.7)	655.1	590.5	1.8	592.3

Net earnings (loss)	$1,625.1	$(15.6)	$1,609.5	$1,411.3	$(20.9)	$1,390.4

Earnings (loss) per share:
Basic	$1.34	$(0.01)	$1.33	$1.16	$(0.02)	$1.14
Diluted	$1.33	$(0.01)	$1.32	$1.15	$(0.02)	$1.13

Weighted average shares outstanding:
Basic	1,208.9		1,208.9	1,214.8		1,214.8
Diluted	1,220.0		1,220.0	1,227.2		1,227.2

(1) - Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.